Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251433

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2021)

306,053,642 Shares of Class A Common Stock

6,650,000 Warrants

This Prospectus Supplement supplements the prospectus dated May 18, 2021 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 3 to the Form S-1 (Registration Statement No. 333- 251433) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2021 and declared effective by the Commission on May 18, 2021.

The Prospectus and this Prospectus Supplement relate to the disposition from time to time of 1) up to 306,053,642 shares of our Class A Common Stock, which include Class A Common Stock issuable upon conversion of our Class B Common Stock, the exercise of certain private placement and public warrants, the exercise of certain stock options, and the vesting of certain restricted stock units, and 2) up to 6,650,000 private placement warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus.

On August 24, 2021, we redeemed all outstanding public warrants that had not been exercised as of such date (the “Public Warrant Redemption Date”). We received an aggregate of $129,687,711.37 from the cash exercise of public warrants prior to the Public Warrant Redemption Date, net of the amount paid for redemption of unexercised public warrants. On August 30, 2021, we gave notice to all holders of private placement warrants that such warrants would be redeemed on September 30, 2021 unless exercised prior to that date (the “Private Warrant Redemption Date”). Since all private placement warrants were exercised prior to the Private Warrant Redemption Date, none were redeemed and we received an aggregate of $21,742,877.50 from the cash exercises of such warrants. As a result of such redemptions and exercises, no Company warrants remain outstanding.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On February 11, 2022, we filed a Current Report on Form 8-K with the Commission. The portion of the text of such Form 8-K that is treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is attached hereto.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any Prospectus Supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 22, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2022

QuantumScape Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-39345 (Commission File Number)	85-0796578 (I.R.S. Employer Identification Number)

1730 Technology Drive San Jose, California (Address of principal executive offices)	95110 (Zip code)

(408) 452-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD

On February 11, 2022, QuantumScape Corporation (“QuantumScape”) filed with the Securities and Exchange Commission (“SEC”) a post-effective amendment (“POSAM”) to its registration statement on Form S-1 originally filed with the SEC on December 17, 2020 (the “Initial Registration Statement”), and a registration statement on Form S-3 (the “VW Registration Statement” and, together with the POSAM, the “Registration Statements”).

These Registration Statements cover shares that were previously issued by QuantumScape before May 2021, and no new shares will be issued nor will there be a change in the number of issuable shares as a result of these filings.

When declared effective by the SEC, the Registration Statements will provide the stockholders named therein with the ability to resell registered securities from time to time in accordance with the Registration Statements and applicable law; however, these filings do not necessarily mean that such holders have any specific or immediate plans to sell their securities.

The POSAM was filed to convert the Initial Registration Statement into a registration statement on Form S-3 and to include updated information regarding the principal and selling stockholders named in the prospectus included therein. No additional securities are being registered under the POSAM. QuantumScape recently became eligible to use Form S-3 after having filed timely reports for 12 months under the Securities Exchange Act of 1934, and has elected to convert the Initial Registration Statement to a registration on Form S-3 in order to fully recognize the regulatory advantages of Form S-3, including the ability to incorporate filings with the SEC by reference.

The VW Registration Statement was filed to register for resale shares of QuantumScape Class A common stock issued to Volkswagen Group of America Investments, LLC (“Volkswagen”) in April 2021 in connection with Volkswagen’s equity investment after QuantumScape achieved a pre-agreed technical milestone. At the time of this Current Report on Form 8-K, QuantumScape has not been informed by Volkswagen of any immediate plans to sell shares of its QuantumScape Class A common stock.

The Registration Statements have been filed with the SEC but are not yet effective. Shares of the securities may not be sold nor may offers to buy be accepted prior to the time that the Registration Statements become effective. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

Certain information in this Current Report on Form 8-K may be considered “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s expectations regarding future resales of its capital stock by the selling securityholders described herein. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to decisions made by third parties outside of the Company’s control, and those risks and uncertainties set forth under the “Risk Factors” section in the quarterly report on Form 10-Q filed by the Company with the SEC on October 28, 2021. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: February 11, 2022

QUANTUMSCAPE CORPORATION

By:	/s/ Michael McCarthy
	Name:	Michael McCarthy
	Title:	Chief Legal Officer and Head of Corporate Development